Exhibit 10.1
AMENDMENT NUMBER ONE
to the
AMENDED AND RESTATED SALE AND SERVICING AGREEMENT,
dated as of November 12, 2004,
among
OPTION ONE OWNER TRUST 2003-5,
OPTION ONE LOAN WAREHOUSE CORPORATION,
OPTION ONE MORTGAGE CORPORATION
and
WELLS FARGO BANK, N.A.
          This AMENDMENT NUMBER ONE (this “Amendment”) is made and is effective as of this 11th day of November, 2005, among Option One Owner Trust 2003-5 (the “Issuer”), Option One Loan Warehouse Corporation (the “Depositor”), Option One Mortgage Corporation (the “Loan Originator” and the “Servicer”) and Wells Fargo Bank, N.A., (formerly known as Wells Fargo Bank Minnesota, National Association) as Indenture Trustee (the “Indenture Trustee”), to the Amended and Restated Sale and Servicing Agreement, dated as of November 12, 2004 (the “Sale and Servicing Agreement”), among the Issuer, the Depositor, the Loan Originator, the Servicer and the Indenture Trustee.
RECITALS
          WHEREAS, the parties hereto desire to amend the Sale and Servicing Agreement subject to the terms and conditions of this Amendment.
          NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:
          SECTION 1. Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Sale and Servicing Agreement.
          SECTION 2. Amendments. (A) Section 1.01 of the Sale and Servicing Agreement is hereby amended by adding the following definition:
          Interest-Only Loan: A loan which, by its terms, requires the related Borrower to make monthly payments of only accrued interest for the certain period of time following origination. After such interest-only period, the loan terms provide that the Borrower’s monthly payment will be recalculated to cover both interest and principal so that such loan will amortize fully on or prior to its final payment date. Each Interest-Only Loan shall be identified as such on the Loan Schedule, and shall have an interest-only period of five years or as otherwise designated in the Loan Schedule.

          (B) Section 1.01 of the Sale and Servicing Agreement is hereby amended by amending the definition of the term “Revolving Period” in its entirety to read as follows:
          Revolving Period: With respect to the Notes, the period commencing on November 11, 2005 and ending on the earlier of (i) 364 days after such date, and (ii) the date on which the Revolving Period is terminated pursuant to Section 2.07.
          (C) Section 2.03(b) of the Sale and Servicing Agreement is amended in its entirety to read as follows:
     (b) It is the intention of the parties hereto that, other than for federal, state and local income or franchise tax purposes (as to which no treatment is herein contemplated), the transfers and assignments of the Trust Estate on the initial Closing Date, on each Transfer Date and as otherwise contemplated by the Basic Documents and the Assignments shall constitute a sale of the Trust Estate including, without limitation, the Loans and all other property comprising the Trust Estate specified in Section 2.01(a) hereof, from the Depositor to the Issuer and such property shall not be property of the Depositor. The parties hereto shall treat the Notes as indebtedness for federal, state and local income and franchise tax purposes.
          (D) Section 3.01(e) of the Sale and Servicing Agreement is amended in its entirety to read as follows:
     (e) There are no actions or proceedings against, or investigations of, the Depositor currently pending with regard to which the Depositor has received service of process and no action or proceeding against, or investigation of, the Depositor is, to the knowledge of the Depositor, threatened or otherwise pending before any court, administrative agency or other tribunal that (A) if determined adversely to the Depositor, has a reasonable possibility of prohibiting or preventing its entering into any of the Basic Documents to which it is a party or render the Securities invalid, (B) seek to prevent the issuance of the Securities or the consummation of any of the transactions contemplated by any of the Basic Documents to which it is a party or (C) if determined adversely to the Depositor, would prohibit or materially and adversely affect the performance by the Depositor of its obligations under, or the validity or enforceability of, any of the Basic Documents to which it is a party or the Securities, provided, however, that, insofar as this representation relates to the Loan Originator’s satisfaction of its financial covenants, there is also a reasonable possibility of an adverse determination of such action, proceeding or investigation having such effect;

          (E) Section 3.02(e) of the Sale and Servicing Agreement is amended in its entirety to read as follows:
     (e) There are no actions or proceedings against, or investigations of, the Loan Originator currently pending with regard to which the Loan Originator has received service of process and no action or proceeding against, or investigation of, the Loan Originator is, to the knowledge of the Loan Originator, threatened or otherwise pending before any court, administrative agency or other tribunal that (A) if determined adversely to the Loan Originator, would prohibit its entering into any Basic Document to which it is a party or render the Securities invalid, (B) seek to prevent the issuance of the Securities or the consummation of any of the transactions contemplated by any Basic Document to which it is a party or (C) if determined adversely to the Loan Originator, would have a reasonable possibility of prohibiting or preventing or materially and adversely affecting the sale of the Loans to the Depositor, the performance by the Loan Originator of its obligations under, or the validity or enforceability of, any Basic Document to which it is a party or the Securities, provided, however, that, insofar as this representation relates to the Loan Originator’s satisfaction of its financial covenants, there is also a reasonable possibility of an adverse determination of such action, proceeding or investigation having such effect;
          (F) Section 3.03(e) of the Sale and Servicing Agreement is amended in its entirety to read as follows:
     (e) There are no actions or proceedings against, or investigations of, the Servicer currently pending with regard to which the Servicer has received service of process and no action or proceeding against, or investigation of, the Servicer is, to the knowledge of the Servicer, threatened or otherwise pending before any court, administrative agency or other tribunal that (A) if determined adversely to the Servicer, would prohibit its entering into any Basic Document to which it is a party, (B) seek to prevent the consummation of any of the transactions contemplated by any Basic Document to which it is a party, (C) if determined adversely to the Servicer, would have a reasonable possibility of prohibiting or materially and adversely affecting the performance by the Servicer of its obligations under, or the validity or enforceability of, any Basic Document to which it is a party or the Securities, provided, however, that, insofar as this representation relates to the Loan Originator’s satisfaction of its financial covenants, there is also a reasonable possibility of an adverse determination of such action, proceeding or investigation having such effect, or (D) allege that the Servicer has engaged in practices, with respect to any of the Loans, that are predatory, abusive, deceptive or otherwise wrongful under any applicable statute, regulation or ordinance or that are otherwise actionable and that have a reasonable possibility of adverse determination;

          (G) Section 7.02 of the Sale and Servicing Agreement is amended in its entirety to read as follows:
     Section 7.02 Financial Covenants.
     (a) Each of the Loan Originator and the Servicer shall maintain a minimum Tangible Net Worth of $425 million as of any day.
     (b) Each of the Loan Originator and the Servicer shall maintain a ratio of 1.0 or greater at any time pursuant to the Capital Adequacy Test, attached as Exhibit G hereto.
     (c) Neither the Loan Originator nor the Servicer may exceed a maximum non-warehouse leverage ratio (the ratio of (i) the sum of (A) all funded debt (excluding debt from H&R Block, Inc. or any of its Affiliates and all non-recourse debt) less (B) 91% of its mortgage loan inventory held for sale less (C) 90% of servicing advance receivables (determined and valued in accordance with GAAP) to (ii) Tangible Net Worth) of 0.50x at any time.
     (d) Each of the Loan Originator and the Servicer shall maintain a minimum liquidity facility (defined as a committed, unsecured, non-amortizing liquidity facility from H&R Block, Inc. not to mature (scheduled or accelerated) prior to the Maturity Date) in an amount no less than $150 million. Such facility from H&R Block, Inc. cannot contain covenants or termination events more restrictive than the covenants or termination events contained in the Basic Documents.
     (e) Each of the Loan Originator and the Servicer shall maintain a minimum “Net Income” (defined and determined in accordance with GAAP) of at least $1 based on the total of the current quarter combined with the previous three quarters.
     (f) Each of the Loan Originator and the Servicer, on a quarterly basis, shall provide the Noteholder Agent with an Officer’s Certificate stating that the Loan Originator or the Servicer, as the case may be, is in compliance with the financial covenants set forth in this Section 7.02 and the details of such compliance.
          (H) Clause (10) of Section 9.01(a) of the Sale and Servicing Agreement is amended in its entirety to read as follows:
     (10) so long as the Servicer or the Loan Originator is an Affiliate of the Issuer, the occurrence of an Event of Default under the Indenture as a result of the action or inaction of the Issuer.
          (I) Exhibit E to the Sale and Servicing Agreement is hereby amended by amending (xx) the following representations and warranties:

          (xx) Except for Interest-Only Loans, Principal payments on the Loan commenced no more than two months after the proceeds of the Loan were disbursed. The Loan bears interest at the Loan Interest Rate. With respect to each Loan unless otherwise stated on the Loan Schedule, the Promissory Note is payable on the first day of each month in Monthly Payments which, except for Balloon Loans, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Loan Interest Rate, and, in the case of each ARM, are changed on each Adjustment Date. The Promissory Note does not permit negative amortization. No Loan is a Convertible Mortgage Loan;
     (J) A new Exhibit G is added to the Sale and Servicing Agreement, in the form appended to this Amendment.
     SECTION 3. Representations. In order to induce the parties hereto to execute and deliver this Amendment, each of the Issuer and the Depositor hereby jointly and severally represents to the other parties hereto and the Noteholders that as of the date hereof, after giving effect to this Amendment, (a) all of its respective representations and warranties in the Note Purchase Agreement and the other Basic Documents are true and correct, and (b) it is otherwise in full compliance with all of the terms and conditions of the Sale and Servicing Agreement.
     SECTION 4. Guaranty. Reference is hereby made to that certain Guaranty, dated as of November 1, 2003 (the “Guaranty”), made by H&R Block, Inc. in favor of Wells Fargo Bank Minnesota, National Association, as indenture trustee. H&R Block, Inc., as guarantor pursuant to the Guaranty, hereby consents to this Amendment and acknowledges and agrees that the Guaranty shall remain in full force and effect and shall apply to all of the Guaranteed Obligations (as defined in the Guaranty), as such term is amended or affected by this Amendment.
     SECTION 5. Limited Effect. Except as expressly amended and modified by this Amendment, the Sale and Servicing Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Sale and Servicing Agreement or any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Sale and Servicing Agreement, any reference in any of such items to the Sale and Servicing Agreement being sufficient to refer to the Sale and Servicing Agreement as amended hereby.
     SECTION 6. Fees and Expenses. The Issuer and the Depositor jointly and severally covenant to pay as and when billed by the Initial Noteholder all of the reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby and in the other Basic Documents including, without limitation, (i) all reasonable fees, disbursements and expenses of counsel to the Initial Noteholder, (ii) all reasonable fees and expenses of the Indenture Trustee and Owner Trustee and their counsel and (iii) all reasonable fees and expenses of the Custodian and its counsel.

     SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE.
     SECTION 8. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.
     SECTION 9. Limitation on Liability. It is expressly understood and agreed by the parties hereto that (a) this Amendment is executed and delivered by Wilmington Trust Company, not individually or personally, but solely as Owner Trustee of Option One Owner Trust 2003-5 in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

OPTION ONE OWNER TRUST 2003-5

By: Wilmington Trust Company, not in its
individual capacity but solely as owner trustee

By:	/s/ Joann A. Rozell

Name: Joann A. Rozell
Title: Financial Services Officer

OPTION ONE LOAN WAREHOUSE CORPORATION

By:	/s/ Bob Fulton

Name: Bob Fulton
Title: Vice President

OPTION ONE MORTGAGE CORPORATION

By:	/s/ Bob Fulton

Name: Bob Fulton
Title: Vice President

WELLS FARGO BANK, N.A., as Indenture Trustee

By:	/s/ Amy Doyle

Name: Amy Doyle
Title: Vice President
Acknowledged and Agreed as
of the date first above written:
H&R BLOCK, INC.

By:	/s/ Becky S. Shulman
Name: Becky S. Shulman
Title: Vice President and Treasurer

EXHIBIT G
Capital Adequacy Test
*For each field multiply the HRB% by the Balance Sheet Amount for Required Capital

	HRB TEST	Balance Sheet	Required Capital
Unrestricted Cash and Equivalents	0%
Restricted Cash	0%
Loans Held for Sale	9%
Servicing Advances	10%
Beneficial Interests in trusts	10%
Subprime Mortgage NIM Residual Interest	60%
Real Estate Held for Sale	10%
Furniture and Equipment	0%
Mortgage Servicing Rights	25%
Prepaid Expenses and Other Assets	10%
Accrued interest receivable	10%
Receivable from H&R Block	0%
Intangibles and goodwill	100%
Deferred Tax Assets	10%
Derivative Assets	10%
Total Required Capital
Total Owners Equity on Balance Sheet Date
Less: Receivables from H&R Block / Adjusted Net Worth
Adjusted Net Worth divided by Required Capital = Ratio for Capital Adequacy Test